SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549


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                                  FORM 8-K


           CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934



Date of report (date of earliest event reported): June 14, 2001



                            Rayovac Corporation
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           (Exact name of registrant as specified in its charter)


      Wisconsin                        001-13615               22-2423556
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(State or other Jurisdiction        (Commission              (IRS Employer
    of Incorporation)               File Number)           Identification No.)


  601 Rayovac Drive          Madison, WI                         53711
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(Address of principal executive offices)                       (Zip Code)


                               (608) 275-3340
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                       Registrant's telephone number
                            including area code


                               Not Applicable
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        Former Name or Former Address, if Changed Since Last Report


Item 5.   Other Events.

          On June 14, 2001, Rayovac Corporation (the "Company") issued a press release regarding the expiration of its consent solicitation and the receipt of consents sufficient to amend the indenture relating to the Company's 10 1/4% Series B Senior Subordinated Notes due 2006.

          A copy of the press release issued by the Company dated June 14, 2001 is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 7.  Financial Statements, Pro Forma Financial Information and
Exhibits.

(c) Exhibits.

99.1     Press Release dated June 14, 2001 issued by the Company


                                 SIGNATURE


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.


                                                     RAYOVAC CORPORATION



Date:  June  14, 2001               By: /s/ Randall J. Steward
                                       ----------------------------------------
                                       Name:      Randall J. Steward
                                       Title:     Executive Vice President of
                                                  Administration and Chief
                                                  Financial Officer


                               EXHIBIT INDEX

Exhibit                    Description

99.1                       Press Release dated June 14, 2001 issued by the
                           Company.


                                                               Exhibit 99.1

                       RAYOVAC CORPORATION ANNOUNCES
           RECEIPT OF CONSENTS SUFFICIENT TO AMEND THE INDENTURE
                 RELATING TO ITS SENIOR SUBORDINATED NOTES


          Madison, WI, June 14, 2001 /PRNewswire/ -- Rayovac Corporation ("Rayovac") announced today that, in connection with its previously announced offer to purchase and consent solicitation, it has received consents sufficient to amend the indenture relating to its 10 1/4% Series B Senior Subordinated Notes due 2006 (the "Notes"). The deadline for the delivery of consents was 5:00 p.m., New York City time, on June 13, 2001. The supplemental indenture incorporating the amendments has been executed and the amendments will become operative when the tendered notes are accepted for payment.

          Rayovac commenced the offer to purchase and consent solicitation on May 31, 2001 to purchase for cash all $65 million principal amount of its Notes. The purchase price to be paid for each $1,000 principal amount tendered will be based on a fixed spread of 50 basis points over the yield on the pricing date of the 6 1/4% U.S. Treasury Notes due October 31, 2001, less the consent payment of $30.00 per $1,000 principal amount to holders of Notes who tendered their Notes and delivered their consents prior to the expiration of the consent solicitation. The pricing date will be June 25, 2001, unless the offer is extended for more than two business days, in which case the pricing date will be the second business day prior to the expiration date. The tender offer will expire at 11:59 p.m. New York City time, on June 27, 2001, unless extended or earlier terminated.

          To date, noteholders have tendered $64,736,000 aggregate principal amount of Rayovac's 10 1/4% Series B Senior Subordinated Notes due 2006 (or approximately 99.6% of the total issued and outstanding amount). The tender offer for the Notes remains contingent upon the receipt of financing for the offer from a proposed underwritten public offering of common stock of the Company and other customary closing conditions. Rayovac has previously received a waiver from senior creditors.

          Information regarding the pricing, tender and delivery procedures and conditions of the tender offer and consent solicitation is contained in the Offer to Purchase and Consent Solicitation Statement dated May 31, 2001 and related documents. Copies of these documents can be obtained by contacting D.F. King & Co., Inc., the information agent for the tender offer and consent solicitation, at (800) 848-3409 (toll free) or (212) 269-5550 (collect). Banc of America Securities LLC is the exclusive dealer manager for the tender offer and consent solicitation. Additional information concerning the terms and conditions of the tender offer and consent solicitation may be obtained by contacting Banc of America Securities LLC at 888-292-0070 (toll free) or 704-388-1457 (collect).

          Rayovac is one of the world's leading battery and lighting device companies and the fastest growing manufacturers of general batteries in the United States. The Company also markets the number one rechargeable brand of battery and is the world leader in hearing aid batteries. Rayovac is traded on the New York Stock Exchange under the ROV symbol.

          This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the Notes. The offer and consent solicitation are made solely by the Offer to Purchase and Consent Solicitation Statement, as the same may be amended from time to time.

          Certain matters discussed in this news release, with the exception of historical matters, are forward-looking statements within the meaning of the Private Litigation Reform Act of 1995. These statements are subject to a number of risks, uncertainties and other factors that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) unanticipated changes in consumer demand for the various types of consumer batteries, (3) unanticipated changes in the general economic conditions where we do business, such as stock market prices, interest rates, inflation and raw material costs, and
(4) various other factors, including those discussed herein and those set forth in the Company's most recent Annual Report on Form 10-K and Registration Statement on Form S-3.